Filed Pursuant to Rule 433
Registration No. 333-202840

Wells Fargo & Company Market Linked Securities

Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Energy Select Sector SPDR® Fund due October 5, 2020

Final Term Sheet to Pricing Supplement No. 921 dated September 29, 2017

Summary of terms

Issuer	Wells Fargo & Company
Term	3 years (unless earlier called)
Market Measure	Energy Select Sector SPDR® Fund (the “Fund”)
Pricing Date	September 29, 2017
Issue Date	October 4, 2017
Original Offering Price	$1,000 per security (100% of par)
Automatic Call	If the fund closing price of the Fund on any call date (including the final calculation day) is greater than or equal to the starting price, the securities will be automatically called for the original offering price plus the call premium applicable to that call date. See “Call Dates and Call Premiums” on page 3
Call Dates	October 4, 2018; October 4, 2019; and September 28, 2020
Call Settlement Date	Five business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Payment at Maturity	See “How the payment at maturity is calculated” on page 3
Stated Maturity Date	October 5, 2020
Starting Price	$68.48 (the fund closing price of the Fund on the pricing date)
Ending Price	The fund closing price of the Fund on the final calculation day
Threshold Price	$61.632 (90% of the starting price)
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	1.825%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 1.75% and WFA will receive a distribution expense fee of 0.075%
CUSIP	95000E2S7

Investment description

•	Linked to the Energy Select Sector SPDR® Fund

•	Unlike ordinary debt securities, the securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Any return you receive on the securities and whether they are automatically called will depend on the performance of the Fund

•	Automatic Call. If the fund closing price of the Fund on any call date is greater than or equal to the starting price, the securities will be automatically called, and on the related call settlement date, you will receive the original offering price plus the call premium applicable to that call date

Call Date	Call Premium
October 4, 2018	7.00% of the original offering price
October 4, 2019	14.00% of the original offering price
September 28, 2020 (the “final calculation day”)	21.00% of the original offering price

•	Payment at Maturity. If the securities are not automatically called prior to the final calculation day, the payment at maturity will be based upon the fund closing price of the Fund on the final calculation day and could be greater than, equal to or less than the original offering price per security as follows:

o If the price of the Fund increases:

The securities will be automatically called for the original offering price plus the call premium applicable to the final calculation day described above

o If the price of the Fund decreases but the decrease is not more than 10%:

You will be repaid the original offering price

o If the price of the Fund decreases by more than 10%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the price of the Fund in excess of 10%

•	Investors may lose up to 90% of the original offering price

•	Any positive return on the securities will be limited to the applicable call premium

•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the Fund for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

On the date of the accompanying pricing supplement, the estimated value of the securities is $948.34 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement.

This final term sheet should be read in conjunction with the accompanying pricing supplement, market measure supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right illustrates the potential payment on the securities for a range of hypothetical percentage changes in the fund closing price of the Fund from the pricing date to the applicable call date (including the final calculation day). The profile is based on a call premium of 7.00% for the first call date, 14.00% for the second call date and 21.00% for the third call date and a threshold price equal to 90% of the starting price.

This profile has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call date on which the securities are called; (iii) if the securities are not automatically called, the actual ending price of the Fund; and (iv) whether you hold your securities to maturity or earlier automatic call.

Hypothetical returns

If the securities are automatically called:

Hypothetical call date on which securities are automatically called	Hypothetical payment per security on related call settlement date	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
1st call date	$1,070.00	7.00%	6.73%
2nd call date	$1,140.00	14.00%	6.60%
3rd call date	$1,210.00	21.00%	6.44%

Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

If the securities are not automatically called:

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical payment at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
$65.06	-5.00%	$1,000.00	0.00%	0.00%
$61.632	-10.00%	$1,000.00	0.00%	0.00%
$60.95	-11.00%	$990.00	-1.00%	-0.33%
$54.78	-20.00%	$900.00	-10.00%	-3.48%
$51.36	-25.00%	$850.00	-15.00%	-5.33%
$34.24	-50.00%	$600.00	-40.00%	-16.29%
$17.12	-75.00%	$350.00	-65.00%	-32.05%
$0.00	-100.00%	$100.00	-90.00%	-63.65%

Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive upon automatic call or at stated maturity and the resulting pre-tax rate of return will depend on (i) whether the securities are automatically called; (ii) if the securities are automatically called, the actual call date on which the securities are called; and (iii) if the securities are not automatically called, the actual ending price.

Call Dates and Call Premiums

Call Date	Call Premium	Payment per Security upon an Automatic Call

October 4, 2018	7.00% of the original offering price	$1,070.00

October 4, 2019	14.00% of the original offering price	$1,140.00

September 28, 2020 (the “final calculation day”)	21.00% of the original offering price	$1,210.00

The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the fund closing price of the Fund significantly exceeds the starting price on the applicable call date. You will not participate in any appreciation of the Fund beyond the applicable call premium.

How the payment at maturity is calculated

If the fund closing price of the Fund is less than the starting price on each of the three call dates, the securities will not be automatically called, and on the stated maturity date you will receive a payment at maturity per security determined as follows:

•	If the ending price is greater than or equal to the threshold price, the payment at maturity will be equal to $1,000

•	If the ending price is less than the threshold price, the payment at maturity will be equal to $1,000 minus

$1,000 ×	threshold price – ending price
starting price

If the securities are not automatically called prior to the final calculation day and the ending price is less than the threshold price, you will receive less, and possibly 90% less, than the original offering price of your securities at maturity.

Energy Select Sector SPDR® Fund daily closing prices*

*The graph above sets forth the daily closing prices of the Fund for the period from January 1, 2007 to September 29, 2017. The closing price on September 29, 2017 was $68.48. The historical performance of the Fund is not an indication of the future performance of the Fund during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

•	If The Securities Are Not Automatically Called And The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 90% Less, Than The Original Offering Price Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Potential Return On The Securities Is Limited To The Call Premium.
•	You Will Be Subject To Reinvestment Risk.
•	The Securities Are Subject To The Credit Risk Of Wells Fargo.

•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Is Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•	Historical Prices Of The Fund Or The Securities Included In The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.
•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Energy Sector.
•	The Fund May Not Be Representative Of An Investment In The Energy Sector.
•	Changes That Affect The Fund Or The Underlying Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.
•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index.
•	The Issuer And Its Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.
•	An Investment Linked To The Shares Of The Fund Is Different From An Investment Linked To The Underlying Index.
•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Fund.
•	Anti-dilution Adjustments Relating To The Shares Of The Fund Do Not Address Every Event That Could Affect Such Shares.
•	A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.
•	The Issuer’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	The Calculation Agent Is An Affiliate Of The Issuer And May Be Required To Make Discretionary Judgments That Affect The Return You Receive On The Securities.
•	The Estimated Value Of The Securities Was Calculated By An Affiliate Of The Issuer And Is Therefore Not An Independent Third-Party Valuation.
•	Research Reports By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Be Inconsistent With An Investment In The Securities And May Adversely Affect The Price Of The Fund.
•	Business Activities Of Affiliates Of The Issuer Or Any Participating Dealers Or Its Affiliates With The Companies Whose Securities Are Included In The Fund May Adversely Affect The Price Of The Fund.
•	Hedging Activities By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Adversely Affect The Price Of The Fund.
•	Trading Activities By Affiliates Of The Issuer Or Any Participating Dealer Or Its Affiliates May Adversely Affect The Price Of The Fund.
•	A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.
•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

SPDR®, S&P 500® and Select Sector SPDRs® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the Select Sector SPDR Trust (the “SPDR Trust”), SSgA Funds Management, Inc. (“SSgA”) or S&P Financial. None of the SPDR Trust, SSgA or S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of the SPDR Trust, SSgA or S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the Energy Select Sector SPDR® Fund.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

5